EXHIBIT 10.35

CFG Special (IPO) Award 2014 - Award Certificate	[DATE]

[Full Name]

Shareholder Reference Number (SRN): [—]	Employee ID: [—]

What you need to know

Congratulations on receiving a CFG Special (IPO) Award (the ‘Award’) as detailed below.

Citizens Financial Group, Inc. (‘CFG’), which is currently a subsidiary of RBS, is in the process of preparing to undergo an initial public offering (the ‘IPO’) (defined in more detail in paragraph 1.1.5 of the Vesting Conditions section below).

The success of the IPO is a critical component of RBS’s overall strategic plan, and CFG’s ability to successfully and effectively complete the IPO is dependent on its ability to retain its key talent and maintain their focus on revenue growth and expense initiatives. You have been selected to receive the Award in recognition of your work to date and your future commitment to the success of the IPO and of CFG thereafter.

This Award Certificate (the ‘Certificate’) is an important document and should be kept in a safe place.

Award details

The Award is being granted:

(i) RBS Shares

50% in the form of a conditional right to receive [—] ordinary shares of The Royal Bank of Scotland Group plc (respectively, ‘RBS shares’ and ‘RBS’). This part of the Award is being granted under the RBS 2010 Long Term Incentive Plan (‘LTIP’) and is subject to (a) the IPO Conversion Condition and the Service Condition (in each case, as defined and described below and, together, the ‘Vesting Conditions’); and (b) the rules of the LTIP, including Schedule 3, save as modified by this Certificate (together with equivalent provisions for the convertible bond part described in paragraph (ii) below, and following the satisfaction of the IPO Conversion Condition, any equivalent CFG plan, the ‘Governing Provisions’); and

(ii) Convertible Bond

50% in the form of a convertible bond with a value of $[—]. This part of the Award is being granted on a stand-alone basis outside the terms of the LTIP and is subject to (a) the Vesting Conditions and (b) the Governing Provisions.

The vesting of your Award will at all times be subject to the Governing Provisions. The decision of the RBS Performance & Remuneration Committee (or, following the satisfaction of the IPO Conversion Condition, and subject to any agreement entered into between RBS and CFG relating to remuneration governance post IPO, the CFG equivalent committee) (the ‘Committee’)) is final in connection with any interpretation of the Vesting Conditions or the Governing Provisions.

Award Date	Principal Award Amount			Scheduled Vesting Date	Number of Conditional RBS Shares Awarded¹		Convertible Bond Awarded
[DATE]	$	[—	]	7 March 2016	[—	]	$	[—	]
[DATE]	$	[—	]	7 March 2017	[—	]	$	[—	]

Total Value of Award	$	[—	]		[—	]	$	[—	]

¹	The number of RBS shares has been calculated by converting 50% of the total grant date value of your Award into GBP Sterling using the average USD:GBP currency exchange rate over the five dealing days on the London Stock Exchange (“LSE”) between 28 February 2014 and 6 March 2014, inclusive, and dividing the resulting GBP Sterling amount by the average daily closing RBS Share price on the LSE over the same period, which was £3.278.

Each part of the Award is due to vest subject to the satisfaction of Vesting Conditions (as defined below)

Where to go for more information

You can find the Plan rules when you log into your own Your Shares account using your shareholder reference number and PIN. For questions about your Award, please contact your compensation manager or human resources business partner.

Vesting Conditions

1.1 The IPO Conversion Condition

1.1.1 Subject to paragraphs 1.1.2, 1.2 and 1.3 below, each part of your Award will vest conditionally on the closing of the IPO of CFG (defined in more detail in paragraph 1.1.5 below) occurring on or before 31 December 2014 (the ‘IPO Conversion Condition’).

1.1.2 If the IPO Conversion Condition is not met for any reason, the Committee will have discretion to determine that all or any part of your Award should continue to vest, subject to such terms as determined appropriate by the Committee.

1.1.3 If the IPO Conversion Condition is met, each part of your Award will be converted into the right to receive a number of CFG shares determined as follows:

(i) in respect of the part represented by the conditional right to receive RBS shares, such number of shares will be multiplied by the average RBS share price over the 30 LSE dealing days immediately prior to the IPO and converted into US Dollars using the average USD: GBP currency rate over the same period, which product will be divided by the IPO price; and

(ii) in respect of the part represented by the convertible bond, the value of the convertible bond will be divided by the IPO price.

1.1.4 If the IPO Conversion Condition is met, then from the IPO date, the Governing Provisions will be modified to ensure that, where applicable, references to “RBS” and “RBS shares” are treated as references to “CFG” and “CFG shares” respectively, and also to make such other minor administrative changes considered necessary or desirable to reflect the IPO. For the avoidance of doubt, the Awards will remain subject to the Service Condition (defined in paragraph 1.2. below) and the Governing Provisions (as modified by this paragraph).

1.1.5 For purposes of this Certificate, ‘IPO’ means the first firm commitment underwritten public offering of shares of common stock of CFG pursuant to an effective registration statement under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on Form S-1 (or a successor form) after which sale such shares of common stock are (a) listed on a national securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association and (b) registered under the Securities Exchange Act of 1934, as amended (‘Exchange Act’).

1.2 Continuity of Employment/Service Condition

Subject to paragraph 1.3 below, in addition to the IPO Conversion Condition, your Award is subject to (i) your continuous employment with RBS, CFG or any of its subsidiaries through each applicable Vesting Date and (ii) your achieving a minimum performance rating of 3 for the performance years 2014, 2015 (in respect of the part of the Award due to vest on 7 March 2016) and additionally for the performance year 2016 (in respect of the part of the IPO Award due to vest on 7 March 2017) (both (i) and (ii) together, the ‘Service Condition’).

1.3 Termination Provisions

1.3.1 Pre-IPO

1.3.1.1 If you cease to be employed by RBS, CFG and their respective subsidiaries prior to the IPO Conversion Condition being met:

(i) in any of the exceptional circumstances set out in rule 6.2 of the LTIP (or in the case of the portion of your Award delivered as a convertible bond, equivalent provisions), your Award will remain outstanding and will vest on its originally scheduled Vesting Dates, pro-rated to reflect any proportion of the vesting period that you are not so employed, subject to the IPO Conversion Condition and the Governing Provisions;

(ii) in the event of your death, your Award will vest in full on the date of your death in accordance with rule 6.4 of the LTIP (or in the case of the portion of your Award delivered as a convertible bond, equivalent provisions), subject to the Governing Provisions;

(iii) under any circumstances other than those described in paragraphs 1.3.1.1(i) or 1.3.1.1(ii) above, your Award will lapse without any payment or consideration due to you.

1.3.1.2 For the avoidance of doubt, if you transfer (with CFG’s agreement) from CFG or any of its subsidiaries to any other RBS entity prior to the IPO Conversion Condition being met, you will not be treated as having ceased to be employed for the purposes of paragraph 1.3.1.1 and your Award will continue to vest on its originally scheduled Vesting Dates, subject to the Service Condition and the Governing Provisions, save that paragraphs 1.1.1, 1.1.2, 1.1.3 and 1.1.4 above will be disapplied (for purposes of clarity, this means your Award will not be converted into the right to receive CFG shares and the IPO Conversion Condition will not apply).

1.3.2 Post-IPO

1.3.2.1 If you cease to be employed by CFG and its subsidiaries after the IPO Conversion Condition has been met in any of the exceptional circumstances set out in rule 6.2 of the LTIP (or in the case of the portion of your Award delivered as a convertible bond, equivalent provisions), except as otherwise provided in paragraph 1.3.2.2 below, your Award will remain outstanding and will vest on its originally scheduled Vesting Dates, pro-rated to reflect any proportion of the vesting period that you are not so employed, subject to the Governing Provisions.

1.3.2.2 If you cease to be employed by CFG and its subsidiaries after the IPO Conversion Condition has been met due to (1) redundancy, (2) disability, (3) retirement (with CFG’s agreement), or (4) a transfer from CFG or any of its subsidiaries to any other RBS entity (with CFG’s agreement), your Award will remain outstanding and will vest on its originally scheduled Vesting Dates (i.e., not pro-rated to reflect any proportion of the vesting period that you are not so employed), subject to the

Governing Provisions.

1.3.2.3 If you cease to be employed by CFG and its subsidiaries after the IPO Conversion Condition has been met due to your death, your Award will vest in full on the date of your death in accordance with rule 6.4 of the LTIP (or in the case of the portion of your Award delivered as a convertible bond, equivalent provisions), subject to the Governing Provisions.

1.3.2.4 If you cease to be employed otherwise than in any of the circumstances set out in paragraphs 1.3.2.1, 1.3.2.2 or

1.3.2.3 above, your Award will lapse without any payment or consideration due to you.

Important General Information

Malus and Clawback

During the period between the award date and the vesting date and for such period after the vesting date that the Committee determines is appropriate, your Award will be subject to Malus (reduction) and Clawback (repayment) as set out in the Plan rules.

Malus and/or Clawback can be applied even if you leave CFG. Clawback will normally only be applied in respect of any ‘net of tax/social security’ amounts received on vesting and will normally only apply for six months after vesting, but this is subject to any legislative or regulatory requirements and/or the CFG or RBS remuneration policy from time to time in force.

Nothing will oblige CFG or RBS to make, or you to receive, any payment which would contravene any relevant legislative or regulatory requirements or CFG or RBS remuneration policy.

Clawback and risk underpin

Your Award is subject to Malus and/or clawback, further to which the Committee will review financial and operational performance against the business strategy and risk performance prior to agreeing the vesting of your Award. In assessing this, the Committee will be advised independently by the RBS and/or CFG Risk Committees, as applicable. If the Committee considers that the vesting outcome outlined above does not reflect underlying financial results, or if the Committee is not satisfied that conduct and risk management during the vesting period has been effective, then the terms of your Award allow for an underpin to be used to reduce vesting of your Award, or to allow your Award to lapse in its entirety.

Personal investment strategies

It’s a condition of your Award that you must not use any personal hedging strategies, or remuneration-related or liability-related contracts of insurance, designed to lessen the impact of a reduction in value of your Award. For example, you can’t enter into any arrangement with a third party under which you would receive a payment that is linked to any reduction in the value and/or number of shares subject to your Award. This condition is one of the ways the Bank evidences that its remuneration policy encourages sound and effective risk management and is required under the UK Prudential Regulatory Authority’s Remuneration Code. If you breach this condition, your Award may lapse.

Special rules applicable under US tax regulations

FICA taxes, together with Federal, State and local income taxes, will be collected from your Award when it vests.

For purposes of Section 409A, each payment and benefit payable under this award certificate is hereby designated as a separate payment. The parties intend that the Award provided under this award certificate and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding the foregoing, RBS and CFG make no representations that terms of the Award comply with Section 409A, and in no event will RBS or CFG be liable for any taxes, interest, penalties or other expenses that may be incurred by you on account of non-compliance with Section 409A. Any payments to be made under this award certificate upon a termination of employment will only be made upon a ‘separation from service’ under Section 409A. Further, and notwithstanding anything in the LTIP (or similar plan) or this Certificate to the contrary, if (x) the Award to be provided in connection with your separation from service does not qualify for any reason to be exempt from Section 409A, (y) you are, at the time of such separation from service, a ‘specified employee’ (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the payment of the Award would result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the payment of the Award (or any portion of such Award) otherwise payable to your during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of your separation from service and on such date (or, if earlier, the date of your death), you will receive all payments and benefits that would have been paid during such period in a single lump sum.

Participation in the LTIP

Your participation or right to participate in the LTIP does not affect, or form part of, your contract of employment. Participation in the LTIP is governed by the LTIP rules. These rules contain specific provisions limiting your rights under the LTIP. You’ll not have any rights to compensation or damages for any loss of rights, benefits or prospective benefits under the LTIP, whether in consequence of the termination of your employment, or otherwise. There is no guarantee that the LTIP will be operated in any future years or if it’s operated that you’ll be selected to participate in it. Your Award is personal to you and cannot be transferred. You’ll be liable to pay any tax and social security due in connection with your Award.

Amendments to the LTIP

RBS or CFG may amend, suspend or terminate all or any part of the LTIP, or any similar plan, at any time, but may only do so in accordance with the relevant plan rules.

Personal Information

We’ll process certain personal information which you provide in connection with the administration of your Award, in order to facilitate your Award, or for any purposes required by law, or for any other legitimate business purposes. We may make your personal information available to other parts of RBS or CFG and/or to third parties for these purposes, though some are situated outside your jurisdiction and may not offer as high a level of protection for personal information as the laws of your jurisdiction.

Disclaimer

This Certificate confirms the grant to you of an Award as detailed above, partially under the rules of the 2010 Long Term Incentive Plan, including Schedule 3. Words and expressions defined in the rules of the 2010 Long Term Incentive Plan, or any equivalent provisions, will apply for the purposes of this Certificate. In the event of any conflict between this Certificate or the relevant plan rules, or any applicable legislation, the relevant plan rules and such legislation will take precedence. This Certificate does not guarantee the amounts you’ll receive and the vesting of your Award remains subject to the rules and conditions referred to above.